UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 11, 2011
(Date of earliest event reported)

FORD MOTOR CREDIT COMPANY LLC
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of organization)

1-6368	38-1612444
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Ford Motor Company ("Ford") continues to assess the impact of the earthquake and resulting events in Japan on its Automotive operations.  Although Ford has no production facilities in Japan, it does obtain materials and components from suppliers located in Japan, and is working closely with those suppliers to assess their production and shipping capabilities and to minimize any disruptions.  Ford also is pursuing other sources of supply as necessary and practicable.

As disclosed in our Current Report on Form 8-K dated April 1, 2011 (the "April 1st 8-K"), the only effect, at that time and since that time, on Ford's production directly attributable to the events in Japan has involved restrictions on ordering vehicles in certain paint colors for which an essential element is sourced from a plant in the affected area of Japan.  We also disclosed in the April 1st 8-K that Ford has taken into account potential parts shortages related to Japan both as it schedules previously-planned down weeks and as part of its regular production planning process to match supply to current demand.  Ford now expects that beginning in the last week of April and continuing into May, certain of its operations in the Asia-Pacific region (including certain joint venture operations) will be affected by shortages of components and vehicle kits as a result of the events in Japan.  Although this likely will require Ford and the affected joint venture affiliates to reduce or temporarily cease production of certain vehicles in the Asia-Pacific region, it is not expected that this production disruption would have a material impact on Ford's or our overall results.

Because the situation in Japan continues to develop, supply interruptions related to other materials and components from Japan could manifest themselves in the weeks ahead.  Should the supply of a key material or component from Japan be disrupted and an alternate supply not be available, Ford could have to reduce or temporarily cease production of vehicles, which could adversely affect its and our financial condition and results of operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR CREDIT COMPANY LLC
(Registrant)

Date: April 11, 2011	By:	/s/ David M. Brandi
David M. Brandi
Assistant Treasurer